Exhibit 99.1

NUTRIBAND INC. ANNOUNCES THE APPOINTMENT OF LARRY DILLAHA, MD AS CHIEF MEDICAL OFFICER AND TO ADVISORY BOARD

Orlando, Fla. – August 2, 2018 – Nutriband Inc. (OTCQB: NTRB), announced the appointment of Larry Dillaha, MD as chief medical officer and as a member of its Pharmaceutical Advisory Board.

Dr. Dillaha brings nearly 20 years of pharmaceutical industry experience to Nutriband. Prior to joining Nutriband, he was chief executive officer of Repros Therapeutics from February 2017 to February 2018. Prior to joining Repros, Dr. Dillaha was the chief executive officer of CavtheRx, an inception stage biotechnology company, from June 2016 to February 2017, and chief operating officer and chief medical officer of New Haven Pharmaceuticals, a specialty pharmaceutical company. He also served as chief medical officer of Insys Therapeutics, Sciele Pharma and as Medical Director of Sanofi-Sythelabo. Dr. Dillaha received an M.D. degree from the University of Tennessee, Memphis.

Garesh Sheridan, Nutriband’s chief executive officer, said “Dr. Dillaha's extensive experience includes substantial work in the therapeutic area of pain management, adding to the significant depth of the Nutriband scientific team as we work to develop and commercialize critical ADF transdermal products to this important area of pain therapy.”

Nutriband Inc.

Nutriband is a results driven, health and pharmaceutical company based in Orlando Florida. With the acquisition of 4P, Nutriband now has a pipeline of potential transdermal products in various stages of development. All Nutriband products are based around the science of transdermal /topical technologies. Nutriband’s website is www.nutriband.com.

About Our Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve both known and unknown risks and uncertainties. Our actual results may differ materially from those anticipated in our forward-looking statements as a result of a number of factors, including our ability to develop and market new products; our ability to complete the necessary testing in order to obtain regulatory approval; the safety and efficacy of any products we develop, our ability to obtain necessary financial to complete the regulatory process and market any products that we develop, our ability to create, sustain, manage or forecast our growth; our ability to attract and retain key personnel; changes in our business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions.  Except as required by applicable law, we undertake no obligation to revise or update any of our forward-looking statements in order to reflect any event or circumstance that may arise after the date hereof. Information on our website or any other website does not constitute a part of this press release.

For more information, contact:

Gareth Sheridan

CEO

Nutriband Inc.

407 880-6810

info@nutriband.com

www.nutriband.com